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                                                                   EXHIBIT 99(g)

[KPMG LETTERHEAD]


                        Report of Independent Accountants


We have examined management's assertion, included in the accompanying Report of Management on Compliance with Specified Key Alternative Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreement (KeyCorp Student Loan Trust 2000-A) between Key Bank USA, National Association and Great Lakes dated as of June 1, 2000 (Subservicing Agreement) during the period June 1, 2000 through December 31, 2000. Management is responsible for Great Lakes' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Great Lakes' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes' compliance with specified requirements.

In our opinion, management's assertion that Great Lakes complied with the aforementioned requirements during the period June 1, 2000 through December 31, 2000 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Great Lakes Educational Loan Services, Inc.; Bank One, National Association; Bankers Trust Company; Moody's Investor Services, Inc.; Standard and Poor's Ratings Services; Fitch IBCA; and Key Bank USA, National Association, and is not intended to be and should not be used by anyone other than these specified parties.

                                        /s/Ernst & Young LLP

January 5, 2001